Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ICR Inc.	FGX International
R. Idalia Rodriguez	Anthony Di Paola
Investor Relations	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Reports 113% Increase in Earnings from Continuing Operations;

Gives Preliminary Guidance for 2010

Smithfield, RI (November 4, 2009) — FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses and sunglasses, today announced financial results for its third fiscal quarter ended October 3, 2009 and preliminary guidance for 2010.

Highlights for the quarter include:

•                  Net sales increased 14% to $60.6 million from $53.3 million in the third quarter of 2008.  The third quarter of 2009 included 13 weeks while the third quarter of 2008 was a 14 week period.

•                  Income from continuing operations increased 113% to $6.8 million, or $0.30 per diluted share, compared to $3.2 million, or $0.15 per diluted share, in the third quarter of 2008.

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations increased 49% to $16.3 million compared to $11.0 million in the third quarter of 2008.

Net Sales by Segment:

($ amounts in thousands)	Three Months 2009	Three Months 2008	$ Inc / (Dec)	% Inc / (Dec)
Non-prescription Reading Glasses	$32,242	$36,501	$(4,259)	(12)%
Sunglasses & Prescription Frames	17,682	10,425	7,257	70
International	10,656	6,369	4,287	67
Total	$60,580	$53,295	$7,285	14%

CEO Alec Taylor commented, “We are pleased that revenues and earnings from continuing operations remained strong in the third quarter despite ongoing weakness in the economy.  Sales of Dioptics products continued to drive growth in our sunglasses business, while our international segment benefited from expansion of a reading glasses program at a major Canadian chain.  Reading glasses revenues in the third quarter of 2009 were down compared to the prior year period due to a shift in the timing of two large program updates that occurred in the second quarter of 2009 versus the third quarter of 2008.  Improvement in gross margins and continued control of operating expenses further contributed to the healthy earnings increase.”

Segment highlights:

•                  Sales of non-prescription reading glasses decreased 12% in the third quarter of 2009 compared to the year ago period.  Revenues in the third quarter of 2009 were negatively impacted by the discontinuation of an opening price point program at Wal-Mart, which contributed approximately $1.5 million to sales in the third quarter of 2008.  Sales were also lower due to a $5.4 million shift in timing of program updates at two major retailers that in 2009 occurred in the second quarter while occurring in the third quarter of 2008.

•                  Sales in the sunglasses and prescription frames segment increased 70% in the third quarter of 2009 compared to the third quarter of 2008, including sales from Dioptics Medical Products, which was acquired in November 2008. Sales of the sunglasses and prescription frames business increased 3%, excluding sales from Dioptics.

•                  Sales in the Company’s international segment were up 67% in the third quarter of 2009 compared to the year ago period, principally due to a reading glass roll-out at a major Canadian chain. This increase was partially offset by the impact of unfavorable foreign exchange rates when compared to the corresponding year ago period.

Reconciliations of EBITDA, free cash flow and net debt, which are non-GAAP measures, are included in the Consolidated Statements of Operations and Other Selected Data, and related notes thereto, attached to this release.  The Company believes that these non-GAAP measures are useful for an understanding of its ongoing business.

Additional Q3 Details:

•                  In the third quarter of 2009, gross profit as a percentage of net sales was 59.3%, compared to 58.0% in the third quarter of 2008.  This improvement was due to favorable product mix, lower product costs and reduced freight rates.

•                  In the third quarter of 2009, operating income increased to $12.1 million, or 20% of net sales, from $6.4 million, or 12% of net sales, in the third quarter of 2008. The increase in operating income was driven by increased sales and improved gross margins, partially offset by higher operating costs from the addition of the Dioptics business.

•                  Capital expenditures were $2.2 million in the third quarter of 2009, compared to $3.6 million in the third quarter of 2008. This decrease relates to fewer replacements of in-store display fixtures.

•                  Days sales outstanding improved to 60 days in the current quarter from 78 days in the third quarter of 2008.  Inventory days on hand were 114 days in the current quarter, compared to 145 days in the third quarter of fiscal 2008.  The improvement in both metrics was due to a continuing focus on working capital management.

Acquisitions and New License

As previously announced, the Company completed the acquisition of Corinne McCormack, Inc. (CMI) on October 28, 2009. CMI is a designer and marketer of fashion eyewear and optical accessories marketed under the Corinne McCormack brand name, with distribution in such retailers as Lord & Taylor, Bloomingdale’s and LensCrafters.  The acquisition of CMI strengthens the Company’s competitive position in the over-the-counter reading glasses category by opening up higher end channels and adding fashion-forward styling capabilities that have become in greater demand in the mass channels.

The Company continues to evaluate acquisition opportunities both inside and outside of the optical space that will leverage its supply chain, field service and marketing capabilities.

Separately, the Company has entered into a license agreement to sell sunglasses under the nationally recognized Rawlings brand.  Rawlings branded products are expected to begin shipping in early 2010 and will increase the Company’s distribution in the sporting goods channel.

Liquidity and Capital Resources

In the third quarter of 2009, the Company generated $14 million of free cash flow from continuing operations.  At the end of the third quarter, the Company had $47 million of availability under its revolving credit facility, which matures in 2012. Net debt at the end of the third quarter was $103 million compared to $128 million at the end of fiscal 2008.  The Company plans to continue to use its free cash flow to make accretive acquisitions and reduce indebtedness.

Outlook

For the fourth quarter of 2009, the Company currently expects net sales of $63 to $67 million, earnings per diluted share from continuing operations of $0.38 to $0.42 and EBITDA of $17 to $19 million. These ranges would yield full year results of net sales of $258 to $262 million, earnings per diluted share from continuing operations of $0.99 to $1.03 and EBITDA of $57 to $59 million.

For the full year 2010, excluding any unforeseen charges or events, the Company currently anticipates net sales to increase 4% to 8% over full year 2009 results with earnings per diluted share growth of 20% to 30%.  The increase in earnings per share is expected to be driven by sales growth, improved gross margins, lower operating expenses as a percentage of sales, decreased borrowing costs and a lower tax rate.  The Company expects to give more detailed financial guidance for 2010 in its fourth quarter and full year 2009 earnings release.

CEO Alec Taylor concluded, “We look forward to continued sales and earnings growth in 2010 resulting from the strength of our core reading glasses and sunglasses businesses.  We continue to find many new opportunities for the sale of our products both at existing customers and in new channels.  We also expect to derive a greater benefit from our second year of advertising reading glasses.  With a modestly improving economy and better summertime weather, 2010 should be another outstanding year for FGX.”

Actual results may differ materially from these estimates as a result of various factors, and we refer you to the cautionary language under the heading “Forward-Looking Statements” when considering this information.

Conference Call Information

The Company will host a conference call on Thursday, November 5, 2009 at 8:30AM ET to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 1-888-727-7690. International callers please dial 1-913-312-1468. The access code is 9764883. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available through Thursday, November 12, 2009. To access the replay by phone, the domestic dial-in number is 1-888-203-1112 and the international dial-in is 1-719-457-0820. The access code for the replay is 9764883. To access the replay via webcast, please visit www.fgxi.com under the tab “Investors”.

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses and sunglasses with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles®, Anarchy®, SolarShield®, PolarEyes® and Corinne McCormack®.  FGXI also holds licenses for brands such as Ironman, Levi Strauss, Body Glove, Rawlings and C9 by Champion.  Based in Smithfield, Rhode Island, FGXI has approximately 375 full time employees.  Additional offices are located in San Luis Obispo, CA; New York, NY, Toronto, Canada; Stoke-on-Trent, England; Mexico City, Mexico; and Shenzhen, China.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the Company’s ability to successfully integrate acquired businesses including Corinne McCormack, Inc. and Eye-Bar Inc.; the effect of current adverse economic conditions and low levels of consumer confidence and the resulting adverse impact on consumer discretionary spending, which could reduce our sales; adverse changes in our customers’ inventory and working capital policies; the bankruptcy or other lack of commercial success of one or more of our significant customers; the actual charges incurred for product returns and markdowns related to the divestiture of the costume jewelry business may be greater than expected; we or others may discover that our products must be recalled because of defects; unexpected product returns and related claims pertaining to current or prior periods; the concentration of manufacturing of our products in China, which increases our vulnerability to disruptions in that region; interruptions of supply from our Asian product manufacturers; political instability or changing conditions in manufacturing or transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; a material reduction, cessation, or postponement of purchases by our customers; failure to comply with federal or state regulation of the distribution or sale of our products; the expense and uncertainty of the litigation process, including the risk of an unfavorable result in current or future litigation; adverse interest rate fluctuations; our credit insurance does not cover all of our outstanding accounts receivable; unknown potential effects of outbreaks of communicable diseases, including swine flu, on our business; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A — Risk Factors in our Form 10-K for the year ended January 3, 2009, which we may update in Part II, Item 1A — Risk Factors in Quarterly Reports on Forms 10-Q that we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(unaudited, in thousands, except per share data)

	Three months ended
	October 3, 2009	October 4, 2008
Net sales:
Non-prescription reading glasses	$32,242	$36,501
Sunglasses and prescription frames	17,682	10,425
International	10,656	6,369
Total net sales	60,580	53,295
Cost of goods sold	24,646	22,395
Gross profit	35,934	30,900
Operating expenses:
Selling expenses	15,708	17,312
General and administrative expenses	6,910	5,879
Amortization of acquired intangibles	1,178	1,295
Total operating expenses	23,796	24,486

Operating income	12,138	6,414
Other income (expense):
Interest expense	1,086	1,478
Other income (expense), net	91	(198)
Income from continuing operations before income taxes	11,143	4,738
Income tax expense	4,234	1,460
Income from continuing operations	6,909	3,278
Discontinued operations, net of tax	(78)	732
Net income	6,831	4,010
Less: Net income attributable to noncontrolling interest	131	103
Net income attributable to FGX International Holdings Limited	$6,700	$3,907

Income from continuing operations attributable to FGX International Holdings Limited Income from continuing operations	$6,909	$3,278
Less: Net income attributable to noncontrolling interest	131	103
Income from continuing operations attributable to FGX International Holdings Limited	$6,778	$3,175

Basic earnings per share:
Income from continuing operations attributable to FGX International Holdings Limited	$0.30	$0.15
Discontinued operations, net of tax	—	0.03
Basic earnings per share attributable to FGX International Holdings Limited shareholders	$0.30	$0.18

Diluted earnings per share:
Income from continuing operations attributable to FGX International Holdings Limited	$0.30	$0.15
Discontinued operations, net of tax	—	0.03
Diluted earnings per share attributable to FGX International Holdings Limited shareholders	$0.30	$0.18

Basic weighted average shares outstanding	22,123	21,171

Diluted weighted average shares outstanding	22,418	21,316

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(unaudited, in thousands, except per share data)

	Three months ended
	October 3, 2009	October 4, 2008

Capital expenditures from continuing operations	$2,161	$3,586

The table below reconciles EBITDA from continuing operations to income from continuing operations, the most directly comparable GAAP measure.

Income from continuing operations attributable to FGX International Holdings Limited	$6,778	$3,175
Income tax expense	4,234	1,460
Interest expense	1,086	1,478
Depreciation and amortization	4,192	4,845

EBITDA from continuing operations	$16,290	$10,958

EBITDA margin (EBITDA / net sales)	26.9%	20.6%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA from continuing operations	$16,290	$10,958
Less: Capital Expenditures	(2,161)	(3,586)

Free Cash Flow from continuing operations	$14,129	$7,372

See accompanying note to Consolidated Statements of Operations and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(unaudited, in thousands, except per share data)

	Nine months ended
	October 3, 2009	October 4, 2008
Net sales:
Non-prescription reading glasses	$91,631	$95,054
Sunglasses and prescription frames	79,128	54,219
International	23,782	26,056
Total net sales	194,541	175,329
Cost of goods sold	86,052	78,207
Gross profit	108,489	97,122
Operating expenses:
Selling expenses	58,033	54,580
General and administrative expenses	20,954	18,706
Amortization of acquired intangibles	3,534	3,886
Total operating expenses	82,521	77,172

Operating income	25,968	19,950
Other income (expense):
Interest expense	3,680	4,700
Other income (expense), net	179	(144)
Income from continuing operations before income taxes	22,467	15,106
Income tax expense	8,577	5,341
Income from continuing operations	$13,890	9,765
Discontinued operations, net of tax	(4,644)	788
Net income	9,246	10,553
Less: Net income attributable to noncontrolling interest	262	370
Net income attributable to FGX International Holdings Limited	$8,984	$10,183

Income from continuing operations attributable to FGX International Holdings Limited Income from continuing operations	$13,890	$9,765
Less: Net income attributable to noncontrolling interest	262	370
Income from continuing operations attributable to FGX International Holdings Limited	$13,628	$9,395

Basic earnings per share:
Income from continuing operations attributable to FGX International Holdings Limited	$0.62	$0.44
Discontinued operations, net of tax	(0.21)	$0.04
Basic earnings per share attributable to FGX International Holdings Limited shareholders	$0.41	$0.48

Diluted earnings per share:
Income from continuing operations attributable to FGX International Holdings Limited	$0.61	$0.44
Discontinued operations, net of tax	(0.21)	0.04
Diluted earnings per share attributable to FGX International Holdings Limited shareholders	$0.40	$0.48

Basic weighted average shares outstanding	22,123	21,225

Diluted weighted average shares outstanding	22,337	21,361

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(unaudited, in thousands, except per share data)

	Nine months ended
	October 3, 2009	October 4, 2008

Capital expenditures from continuing operations	$6,175	$10,070

The table below reconciles EBITDA from continuing operations to net income from continuing operations, the most directly comparable GAAP measure.

Income from continuing operations attributable to FGX International Holdings Limited	$13,628	$9,395
Income tax expense	8,577	5,341
Interest expense	3,680	4,700
Depreciation and amortization	13,654	14,918

EBITDA from continuing operations	$39,539	$34,354

EBITDA margin (EBITDA / net sales)	20.3%	19.6%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA from continuing operations	$39,539	$34,354
Less: Capital Expenditures	(6,175)	(10,070)

Free Cash Flow from continuing operations	$33,364	$24,284

The table below reconciles net debt to total debt, the most directly comparable GAAP measure.

	As of
	October 3, 2009	January 3, 2009

Long-term obligations	$64,815	$77,863
Current maturities of long-term obligations	17,016	15,199
Revolving line of credit	28,000	37,500
Total debt	109,831	130,562
Less: Cash	(6,561)	(2,097)

Net debt	$103,270	$128,465

See accompanying note to Consolidated Statements of Operations and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in thousands)

	As of	As of
	October 3, 2009	January 3, 2009

Cash	$6,561	$2,097
Accounts receivable, net	33,434	50,746
Inventories	28,125	35,543
Accounts payable	14,160	30,324
Revolving line of credit	28,000	37,500
Current maturities of long-term obligations	17,016	15,199
Long-term obligations less current maturities	64,815	77,863
FGX International Holdings Limited shareholders’ equity	53,105	41,665

FGX INTERNATIONAL HOLDINGS LIMITED

NOTE TO CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER SELECTED DATA

(Unaudited)

1.               EBITDA from continuing operations represents income from continuing operations before interest, income taxes, depreciation and amortization. Free cash flow represents EBITDA from continuing operations less capital expenditures.  Net debt represents long-term and revolving debt less cash.  We believe that EBITDA, free cash flow, and net debt are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry.  We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company-to-company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

We believe net debt is helpful in analyzing leverage and use it as a performance measure. Net debt should not be considered as an alternative to total debt determined in accordance with GAAP.

EBITDA, free cash flow and net debt have limitations, including that they are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.  These measures should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.  Because of these limitations, neither EBITDA nor free cash flow should be considered as a measure of discretionary cash available to us to invest in the growth of our business.  Net debt should not be considered as an alternative to total debt determined in accordance with GAAP.  We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using these measures only supplementally.